Endonovo Therapeutics Receives Notice of Termination of Its Binding-Letter

Agreement to Acquire Rio Grande Neurosciences

Termination Results from Rio Grande’s Request to Renegotiate Terms of Acquisition

LOS ANGELES, August 19, 2016 - Endonovo Therapeutics, Inc. (OTCQB: ENDV) (“Endonovo” or the “Company”), a developer of bioelectronic devices and non-invasive Electroceuticals for the treatment of inflammatory conditions in vital organs, announced today that the binding letter agreement (LOI) to acquire Rio Grande Neurosciences (RGN), announced on July 11, 2016, has been dissolved effective today. The Company will not be proceeding with the acquisition.

The binding LOI was terminated by RGN's CEO following its request to renegotiate the terms of the binding-LOI, including the aggregate purchase price and the removal of non-solicitation of the binding letter agreement. Our board of directors has determined we are better served by this decision. As a result, the $500,000 note issued to RGN by Endonovo as an initial payment has been cancelled.

About Endonovo Therapeutics

Endonovo Therapeutics, Inc. is a leading developer of bioelectronic-applications in cell therapies and non-invasive Electroceuticals™. Endonovo’s Immunotronics™ platform is dedicated to treating patients with life-threatening inflammatory conditions, such as acute liver injury and fulminant hepatic failure, using proprietary non-invasive Electroceutical™ devices. The Company’s non-invasive platform is based on magnetically-induced electrical field pathways that target inflammation and cell death.

The Company’s Cytotronics™ platform harnesses the bulk electrical properties of cells and tissues, namely magnetically-induced electrical field pathways to expand and enhance the therapeutic potential of cell therapies and produce next-generation biologics.

Safe Harbor Statement

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, trends, analysis, and other information contained in this press release including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” and other similar expressions of opinion, constitute forward-looking statements. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company’s reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company’s estimates as of the date of the press release, and subsequent events and developments may cause the Company’s estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company’s estimates of its future financial performance as of any date subsequent to the date of this press release.

Investor Relations Contact:

Endonovo Therapeutics, Inc.

Mr. Steven Barnes

Senior Vice President of Investor Relations

(800) 701-1223, Ext. 108

Sbarnes@endonovo.com

www.endonovo.com

Source: Endonovo Therapeutics, Inc.

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